EXHIBIT 99.1

Woodward Reports Second Quarter Fiscal Year 2015 Results

FORT COLLINS, Colo., April 20, 2015 (GLOBE NEWSWIRE) -- Woodward, Inc. (Nasdaq:WWD) today reported financial results for its second quarter of fiscal year 2015 ending March 31, 2015. (All per share amounts are presented on a fully diluted basis.)

Second Quarter Fiscal 2015 Highlights

  Net sales for the second quarter of 2015 were $493.2 million, an increase of 2.2 percent from the second quarter of last year.
  Earnings per share were $0.66 in the second quarter of 2015, comparable to the second quarter of last year.
  Total EBIT1 for the second quarter of 2015 was $62.7 million, comparable to the second quarter of the prior year.
  Free cash flow1 for the first half of 2015 was $13.1 million, a decrease of $43.0 million from $56.1 million for the first half of the prior year.

"We delivered a solid quarter despite anticipated economic challenges in our energy markets," said Thomas A. Gendron, Chairman and Chief Executive Officer. "Our strategies remain intact and our investments are delivering results. Our outlook for the remainder of the fiscal year is on track and we expect to see continued strength in Aerospace and improvement in Energy from this quarter."

Company Results

Net sales for the second quarter were $493.2 million, compared to $482.5 million for the second quarter of 2014, largely the result of higher sales in both Aerospace and Energy segments excluding the effect of foreign currency exchange rates, which had an unfavorable impact of approximately $15 million on net sales for the second quarter of 2015.

EBIT was $62.7 million for the second quarter of 2015, comparable to the second quarter of 2014. Earnings reflected the favorable impacts of increased sales volume and lower research and development costs, offset primarily by planned startup costs related to our new facilities in Illinois, higher variable compensation expense and approximately $3 million of unfavorable impacts from foreign currency exchange rate fluctuations.

Net earnings for the 2015 second quarter were $43.9 million, compared to $44.8 million for the second quarter of 2014, or $0.66 per share for both periods.

Segment Results

Aerospace

Aerospace net sales for the second quarter of fiscal 2015 were $281.4 million, an increase of 8 percent from $261.0 million in the second quarter a year ago. Segment earnings for the second quarter of 2015 were $45.6 million, compared to $40.3 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 16.2 percent this quarter, compared to 15.4 percent in the same quarter of the prior year.

The increased segment sales for the quarter were primarily due to higher sales in commercial OEM and both defense OEM and aftermarket. The higher segment earnings for the quarter were primarily the result of the increased sales volume and lower research and development expense, partially offset by planned startup costs related to our new facilities in Illinois.

Energy

Energy net sales for the second quarter of 2015 were $211.8 million, a decrease of 4 percent from $221.4 million in last year's second quarter. Segment earnings for the second quarter of 2015 were $27.2 million, compared to $31.9 million for last year's second quarter. Segment earnings as a percent of segment net sales were 12.9 percent this quarter, compared to 14.4 percent in the same quarter of the prior year.

Segment sales for the quarter reflected higher sales volumes of gas turbine and wind turbine systems, partially offset by lower sales volume in Asia. Foreign currency exchange rate fluctuations had an unfavorable impact of $14 million on sales and $4 million on segment earnings.

Nonsegment

Nonsegment expenses totaled $10.2 million for the second quarter of 2015, compared to $9.3 million for the same quarter last year. Nonsegment expenses were 2.1 percent of consolidated net sales for the second quarter of 2015, compared to 1.9 percent of consolidated net sales for the same quarter of the prior year.

Year-to-Date Results

Net sales for the first six months of fiscal 2015 were $980.9 million, an increase of 7.6 percent from $911.5 million from the six-month period last year. Net earnings for the first six months of fiscal 2015 were $87.6 million, compared to $68.2 million in the same period last year. Earnings per share for the first six months of fiscal 2015 were $1.32, compared to $1.00 for the same period last year.

Year-to-date EBIT was $125.6 million, compared to $101.8 million for the same period last year.

Cash Flow and Financial Position

Net cash generated from operating activities was $122.5 million for the first six months of fiscal 2015, compared to $124.6 million for the first six months of fiscal 2014. Free cash flow was $13.1 million for the first six months of fiscal 2015, compared to $56.1 million for the first six months of fiscal 2014. Payments for property, plant, and equipment for the first six months of fiscal 2015 were $109.4 million, compared with $68.6 million for the first six months of fiscal 2014.

Total debt was $713.0 million at March 31, 2015, compared to $710.0 million at September 30, 2014. The ratio of debt to debt-plus-equity was 37.4 percent at March 31, 2015, compared to 37.9 percent at September 30, 2014.

The effective tax rate for the second quarter of fiscal 2015 was 23.9 percent, compared to 21.1 percent for the second quarter of fiscal 2014.

Outlook

"The majority of our markets are performing well despite continuing global economic headwinds. We continue to anticipate full year sales to be between $2.05 and $2.15 billion, and we are tightening our earnings outlook to between $2.70 and $2.90 per share, reflecting our focus on operational performance and ongoing continuous improvement activities," said Mr. Gendron.

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, April 20, 2015 to provide an overview of the financial performance for the second quarter, business highlights, and outlook for fiscal 2015. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-206-6154 (domestic) or 1-703-639-1107 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 1654929.  An audio replay will be available by telephone from 7:30 p.m. EDT on April 20, 2015 until 11:59 p.m. EDT on May 04, 2015.  The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1654929.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link.  The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward's significant customers; global economic uncertainty and instability in the financial markets; Woodward's ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward's ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward's long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward's ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward's ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward's ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward's subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward's production needs at favorable prices or at all; Woodward's ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward's ability to manage additional tax expense and exposures; risks related to Woodward's U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward's subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward's continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward's operations and suppliers, including natural disasters, which could disrupt production; Woodward's ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward's common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward's operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward's charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2014 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands except per share amounts)	2015	2014	2015	2014

Net sales	$ 493,222	$ 482,467	$ 980,868	$ 911,509
Costs and expenses:
Cost of goods sold	355,602	340,028	699,362	655,494
Selling, general, and administrative expenses	38,450	35,283	78,293	72,611
Research and development costs	30,328	35,805	64,357	65,229
Amortization of intangible assets	7,227	8,657	14,802	17,141
Interest expense	5,329	6,185	11,278	12,247
Interest income	(221)	(57)	(348)	(116)
Other (income) expense, net	(1,084)	(190)	(1,539)	(797)
Total costs and expenses	435,631	425,711	866,205	821,809
Earnings before income taxes	57,591	56,756	114,663	89,700
Income taxes	13,736	11,958	27,024	21,519
Net earnings	$ 43,855	$ 44,798	$ 87,639	$ 68,181

Earnings per share amounts:
Basic earnings per share	$ 0.67	$ 0.67	$ 1.34	$ 1.01
Diluted earnings per share	$ 0.66	$ 0.66	$ 1.32	$ 1.00
Weighted average common shares outstanding:
Basic	65,159	66,633	65,242	67,182
Diluted	66,540	67,905	66,641	68,463
Cash dividends per share paid to Woodward common stockholders	$ 0.10	$ 0.08	$ 0.18	$ 0.16

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
(Unaudited - in thousands)	2015	2014

Assets
Current assets:
Cash and cash equivalents	$ 80,761	$ 115,287
Accounts receivable	311,078	346,858
Inventories	475,957	451,944
Income taxes receivable	20,298	6,574
Deferred income tax assets	41,157	40,774
Other current assets	43,822	47,207
Total current assets	973,073	1,008,644
Property, plant, and equipment – net	632,638	513,279
Goodwill	556,500	559,724
Intangible assets – net	239,515	254,772
Deferred income tax assets	6,576	6,292
Other assets	56,346	54,491
Total assets	$ 2,464,648	$ 2,397,202

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$ -	$ -
Accounts payable	237,915	160,683
Income taxes payable	9,583	6,130
Deferred income tax liabilities	418	472
Accrued liabilities	124,373	172,731
Total current liabilities	372,289	340,016
Long-term debt, less current portion	713,000	710,000
Deferred income tax liabilities	89,423	85,031
Other liabilities	94,347	101,211
Total liabilities	1,269,059	1,236,258
Stockholders' equity	1,195,589	1,160,944
Total liabilities and stockholders' equity	$ 2,464,648	$ 2,397,202

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six-Months Ended
	March 31,
(Unaudited - in thousands)	2015	2014
Net cash provided by operating activities	$ 122,540	$ 124,644

Cash flows from investing activities:
Payments for property, plant, and equipment	(109,402)	(68,560)
Proceeds from sale of other assets	2,345	154
Net cash used in investing activities	(107,057)	(68,406)

Cash flows from financing activities:
Cash dividends paid	(11,752)	(10,754)
Proceeds from sales of treasury stock	2,460	6,147
Payments for repurchases of common stock	(32,118)	(99,655)
Excess tax benefits from stock compensation	736	2,163
Proceeds from the issuance of long-term debt	--	250,000
Payments of long-term debt	--	(300,000)
Borrowings on revolving lines of credit and short-term borrowings	255,000	256,071
Payments on revolving lines of credit and short-term borrowings	(252,000)	(151,069)
Payment of debt financing costs	--	(1,297)
Net cash provided by (used in) financing activities	(37,674)	(48,394)
Effect of exchange rate changes on cash and cash equivalents	(12,335)	265
Net change in cash and cash equivalents	(34,526)	8,109
Cash and cash equivalents at beginning of period	115,287	48,556
Cash and cash equivalents at end of period	$ 80,761	$ 56,665

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2015	2014	2015	2014
Net sales:
Aerospace	$ 281,426	$ 261,021	$ 537,196	$ 490,893
Energy	211,796	221,446	443,672	420,616
Total consolidated net sales	$ 493,222	$ 482,467	$ 980,868	$ 911,509
Segment earnings**:
Aerospace	$ 45,628	$ 40,289	$ 81,421	$ 62,838
As a percent of segment sales	16.2%	15.4%	15.2%	12.8%
Energy	27,224	31,888	66,492	58,959
As a percent of segment sales	12.9%	14.4%	15.0%	14.0%
Total segment earnings	72,852	72,177	147,913	121,797
Nonsegment expenses	(10,153)	(9,293)	(22,320)	(19,966)
EBIT	62,699	62,884	125,593	101,831
Interest expense, net	(5,108)	(6,128)	(10,930)	(12,131)
Consolidated earnings before income taxes	$ 57,591	$ 56,756	$ 114,663	$ 89,700

Payments for property, plant and equipment	$ 62,781	$ 31,411	$ 109,402	$ 68,560
Depreciation expense	11,449	11,062	22,447	21,694
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2015	2014	2015	2014
Net earnings	$ 43,855	$ 44,798	$ 87,639	$ 68,181
Income taxes	13,736	11,958	27,024	21,519
Interest expense	5,329	6,185	11,278	12,247
Interest income	(221)	(57)	(348)	(116)
EBIT	62,699	62,884	125,593	101,831
Amortization of intangible assets	7,227	8,657	14,802	17,141
Depreciation expense	11,449	11,062	22,447	21,694
EBITDA	$ 81,375	$ 82,603	$ 162,842	$ 140,666

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2015	2014	2015	2014

Net cash provided by operating activities	$ 84,684	$ 80,211	$ 122,540	$ 124,644
Payments for property, plant, and equipment	(62,781)	(31,411)	(109,402)	(68,560)
Free cash flow	$ 21,903	$ 48,800	$ 13,138	$ 56,084
CONTACT: Don Guzzardo
         Director, Investor Relations & Treasury
         970-498-3580
         Don.Guzzardo@woodward.com